                                  Exhibit 8.1


                    Federal Tax Opinion of Breyer & Aguggia
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                                                             1300 I Street, N.W.
                                                                  Suite 470 East
                                                          Washington, D.C. 20005
                                                        Telephone (202) 737-7900
Breyer & Aguggia                                        Facsimile (202) 737-7979
================================================================================



                                 April 2, 1997



Boards of Directors
Security Bancorp, Inc.
Security Federal Savings
 Bank of McMinnville, TN
306 W. Main Street
McMinnville, Tennessee 37110


         Re: Certain Federal Income Tax Consequences Relating to Proposed Holding Company Conversion of Security Federal Savings Bank of McMinnville, TN and Subsequent Conversion to a Commercial Bank
                  --------------------------------------------------------------
Gentlemen:

         In accordance with your request, set forth herein is the opinion of this firm relating to certain federal income tax consequences of (i) the proposed conversion of Security Federal Savings Bank of McMinnville (the "Savings Bank") from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Converted Savings Bank") (the "Stock Conversion"); (ii) the concurrent acquisition of 100% of the outstanding capital stock of the Converted Savings Bank by a parent holding company formed at the direction of the Board of Directors of the Savings Bank and to be known as Security Bancorp, Inc. (the "Holding Company"); and, thereafter, (iii) the conversion of the Converted Savings Bank to a Tennessee- chartered commercial bank (the "Converted Bank") (the "Bank Conversion"). The Stock Conversion and the Bank Conversion are referred to herein collectively as the "Conversion."

         For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Plan of Conversion as adopted by the Savings Bank's Board of Directors as adopted on January 15, 1997 and subsequently amended on March 20, 1997 (the "Plan"); the federal mutual charter and bylaws of the Savings Bank; the certificate of incorporation and bylaws of the Holding Company; the Affidavit of Representations dated April 1, 1997 provided to us by the Savings Bank (the "Affidavit"), and the Prospectus (the "Prospectus") included in the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission ("SEC") on March 21, 1997 (the "Registration Statement"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and
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Boards of Directors
Security Bancorp, Inc.
Security Federal Savings
 Bank of McMinnville, TN
April 2, 1997
Page 2

delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.

                                  BACKGROUND
                                  ----------

         Based solely upon our review of such documents, and upon such information as the Savings Bank has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we set forth herein a general summary of the relevant facts and proposed transactions, qualified in its entirety by reference to the documents cited above.

         The Savings Bank is a federally-chartered mutual savings bank which is in the process of converting to a federally-chartered stock savings bank and, thereafter, to a Tennessee-chartered commercial bank. The Savings Bank was initially organized in 1960. The Savings Bank is also a member of the Federal Home Loan Bank System and its deposits are federally insured under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation. The Savings Bank operates from its main office located at 306 West Main Street, McMinnville, Tennessee 37110, and from a recently opened branch office located at 1017 New Smithville Highway, McMinnville, Tennessee.

         The Savings Bank is primarily engaged in the business of attracting deposits from the general public and originating permanent loans secured by first mortgages on one- to four-family residential properties and, to an increasing extent, consumer loans, loans secured by commercial real estate and multi-family loans. At December 31, 1996, the Savings Bank had total assets of $44.2 million, deposits of $35.8 million, and total equity of $2.5 million.

         As a federally-chartered mutual savings bank, the Savings Bank has no authorized capital stock. Instead, the Savings Bank, in mutual form, has a unique equity structure. A savings depositor of the Savings Bank is entitled to payment of interest on his account balance as declared and paid by the Savings Bank, but has no right to a distribution of any earnings of the Savings Bank except for interest paid on his deposit. Rather, such earnings become retained earnings of the Savings Bank.

         However, a savings depositor does have a right to share pro rata, with
                                                                 --- ----
respect to the withdrawal value of his respective savings account, in any liquidation proceeds distributed if the Savings Bank is ever liquidated. Savings depositors and certain borrowers are members of the Savings Bank and thereby have voting rights in the Savings Bank. Each savings depositor is entitled to cast votes based on the balances of their withdrawable deposit account of the Savings Bank, and each borrower member (hereinafter "borrower") is entitled to one vote in addition to
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Boards of Directors
Security Bancorp, Inc.
Security Federal Savings
 Bank of McMinnville, TN
April 2, 1997
Page 3

the votes (if any) to which such person is entitled in such borrower's capacity as a savings depositor of the Savings Bank. All of the interests held by a savings depositor in the Savings Bank cease when such depositor closes his accounts with the Savings Bank.

         The Holding Company was incorporated in March 1997 under the laws of the State of Tennessee as a general business corporation in order to act as a savings institution holding company and a bank holding company. The Holding Company has an authorized capital structure of 3,000,000 shares of common stock and 250,000 shares of preferred stock.

                             PROPOSED TRANSACTION
                             --------------------

         The Board of Directors of the Savings Bank has decided that in order to increase the Savings Bank's net worth, support future growth, increase the amount of funds available for lending and investment, provide greater resources for the expansion of customer services, and facilitate future expansion through a greater emphasis on commercial lending, it would be advantageous for the Savings Bank to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and, thereafter, to convert to a state-chartered commercial bank. Further, the Board of Directors of the Savings Bank has determined that in order to expand the financial services currently offered through the Savings Bank and enhance flexibility of operations for diversification of business opportunities, it would be advantageous to have the stock of the Converted Savings Bank (and, after the Bank Conversion, the stock of the Converted Bank) held by a parent holding company.

         The Savings Bank presently intends to consummate the Bank Conversion following receipt of all necessary regulatory approvals. However, a period of time may elapse between the consummation of the Stock Conversion and the consummation of the Bank Conversion.

         Accordingly, pursuant to the Plan, the Savings Bank will undergo the Stock Conversion whereby it will be converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. As part of the Stock Conversion, the Savings Bank will amend its existing mutual savings bank charter and bylaws to read in the form of a Federal Stock Charter and Bylaws. The Converted Savings Bank will then issue to the Holding Company shares of the Converted Savings Bank's common stock, representing all of the shares of capital stock to be issued by the Converted Savings Bank in the Conversion, in exchange for payment by the Holding Company of 50% of the net proceeds realized by the Holding Company from such sale of its Common Stock, less amounts necessary to fund the Employee Stock Ownership Plan of the Savings Bank, or such other percentage as the Office of Thrift Supervision ("OTS") may authorize or require.
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Boards of Directors
Security Bancorp, Inc.
Security Federal Savings
 Bank of McMinnville, TN
April 2, 1997
Page 4

         Also pursuant to the Plan, the Holding Company will offer its shares of Common Stock for sale in a Subscription Offering and Direct Community Offering. The aggregate purchase price at which all shares of Common Stock will be offered and sold pursuant to the Plan and the total number of shares of Common Stock to be offered in the Conversion will be determined by the Boards of Directors of the Savings Bank and the Holding Company on the basis of the estimated pro forma
                                                                       --- -----
market value of the Converted Bank as a subsidiary of the Holding Company. The estimated pro forma market value will be determined by an independent appraiser.
          --- -----
Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The Stock Conversion, including the sale of newly issued shares of the stock of the Converted Savings Bank to the Holding Company, will be deemed effective concurrently with the closing of the sale of the Common Stock. The Bank Conversion will be consummated immediately following the consummation of the Stock Conversion.

         Under the Plan and in accordance with regulations of the OTS, the shares of Common Stock will first be offered through the Subscription Offering pursuant to non-transferable subscription rights on the basis of preference categories in the following order of priority:

         (1)      Eligible Account Holders;

         (2)      Tax-Qualified Employee Stock Benefit Plans of the Savings
                  Bank;

         (3)      Supplemental Eligible Account Holders; and

         (4)      Other Members.

         Any shares of Common Stock not subscribed for in the Subscription Offering will be offered in the Direct Community Offering in the following order of priority:

         (a)      Natural persons residing in Warren County, Tennessee; and

         (b)      The general public.

         Any shares of Common Stock not subscribed for in the Community Offering will be offered to certain members of the general public on a best efforts basis by a selling group of broker dealers in a Syndicated Community Offering.

         The Plan also provides for the establishment of a Liquidation Account by the Converted Savings Bank for the benefit of all Eligible Account Holders and any Supplemental Eligible Account Holders in an amount equal to the net worth of the Savings Bank as of the date of the latest statement of financial condition contained in the final prospectus issued in connection with
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Boards of Directors
Security Bancorp, Inc.
Security Federal Savings
 Bank of McMinnville, TN
April 2, 1997
Page 5

the Conversion. The establishment of the Liquidation Account will not operate to restrict the use or application of any of the net worth accounts of the Converted Savings Bank. The account holders will have an inchoate interest in a proportionate amount of the Liquidation Account with respect to each savings account held and will be paid by the Converted Savings Bank in event of liquidation prior to any liquidation distribution being made with respect to capital stock. Under the Plan, the Bank Conversion shall not be deemed to be a liquidation of the Converted Savings Bank for purposes of distribution of the Liquidation Account. Upon consummation of the Bank Conversion, the Liquidation Account, together with the related rights and obligations of the Converted Savings Bank, shall be assumed by the Converted Bank.

         Following the Stock Conversion, voting rights in the Converted Savings Bank shall be vested in the sole holder of stock in the Converted Savings Bank, which will be the Holding Company. Following the Bank Conversion, voting rights in the Converted Bank will similarly be vested in the Holding Company. Voting rights in the Holding Company, both after the Stock Conversion and after the Bank Conversion, will be vested in the holders of the Common Stock.

         The Stock Conversion will not interrupt the business of the Savings Bank. The Converted Savings Bank will continue to engage in the same business as the Savings Bank immediately prior to the Stock Conversion, and the Converted Savings Bank will continue to have its savings accounts insured by the SAIF. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of Stock Conversion except to the extent funds on deposit are used to pay for Common Stock purchased in the Stock Conversion. All loans of the Savings Bank will remain unchanged and retain their same characteristics in the Converted Savings Bank.

         Similarly, the Bank Conversion is not expected to interrupt the business of the Converted Savings Bank. Management of the Savings Bank expects that, after the Conversion, the Converted Bank will initially continue to conduct business in substantially the same manner as the Savings Bank prior to the Conversion. Over time, the Converted Bank will continue the Savings Bank's diversification of its loan portfolio into commercial loans. Further, the Bank Conversion is expected to allow the Savings Bank to enhance its ability to structure its banking services to respond to prevailing market conditions. The Converted Bank will also continue to have its savings accounts insured by the SAIF. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of Bank Conversion. All loans of the Converted Savings Bank will remain unchanged and retain their same characteristics in the Converted Bank.

         The Plan must be approved by the OTS and by an affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of the Savings Bank's members called to vote

Boards of Directors                                             BREYER & AGUGGIA
Security Bancorp, Inc.
Security Federal Savings
 Bank of McMinnville, TN
April 2, 1997
Page 6

on the Plan. The Bank Conversion is also subject to approval of the Board of Governors of the Federal Reserve Board and the Tennessee Department of Financial Institutions.

         Immediately prior to the Conversion, the Savings Bank will have a positive net worth determined in accordance with generally accepted accounting principles.

                                    OPINION
                                    -------

         Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.

         1. The Stock Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to either the Savings Bank or the Converted Savings Bank as a result of the Stock Conversion (see Rev. Rul. 80-105, 1980-1
                                                  ---
             C.B. 78).

         2. The assets of the Savings Bank will have the same basis in the hands of the Converted Savings Bank as in the hands of the Savings Bank immediately prior to the Stock Conversion (Section 362(b) of the Code).

         3. The holding period of the assets of the Savings Bank to be received by the Converted Savings Bank will include the period during which the assets were held by the Savings Bank prior to the Stock Conversion (Section 1223(2) of the Code).

         4. No gain or loss will be recognized by the Converted Savings Bank on the receipt of money from the Holding Company in exchange for shares of common stock of the Converted Savings Bank (Section 1032(a) of the Code). The Holding Company will be transferring solely cash to the Converted Savings Bank in exchange for all the outstanding capital stock of the Converted Savings Bank and, therefore, will not recognize any gain or loss upon such transfer. (Section 351(a) of the Code; see Rev. Rul. 69-357, 1969-1 C.B.
                                          ---
             101).

         5. No gain or loss will be recognized by the Holding Company upon receipt of money from stockholders in exchange for shares of
             Common Stock (Section 1032(a) of the Code).
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Boards of Directors                                               BREYER AGUGGIA
Security Bancorp, Inc.
Security Federal Savings
 Bank of McMinnville, TN
April 2, 1997
Page 7



         6. No gain or loss will be recognized by the Eligible Account Holders and Supplemental Eligible Account Holders of the Savings Bank upon the issuance of them of deposit accounts in the Converted Savings Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Savings Bank held immediately prior to the Stock Conversion (Section 1001(a) of the Code; Treas. Reg. Section .1.1001-1(a)).

         7. The tax basis of the Eligible Account Holders' and Supplemental Eligible Account Holders' savings accounts in the Converted Savings Bank received as part of the Stock Conversion will equal the tax basis of such account holders' corresponding deposit accounts in the Savings Bank surrendered in exchange therefor (Section 1012 of the Code).

         8. Gain or loss, if any, will be realized by the deposit account holders of the Savings Bank upon the constructive receipt of their interest in the liquidation account of the Converted Savings Bank and on the nontransferable subscription rights to purchase stock of the Holding Company in exchange for their proprietary rights in the Savings Bank. Any such gain will be recognized by the Savings Bank deposit account holders, but only in an amount non in excess of the fair market value of the liquidation account and subscription rights received. (Section 1001 of the Code; Paulsen v.
                                                         ----------
             Commissioner, 469 U.S. 131 (1985); Rev. Rul. 69-646,
             ------------
             1969-2 C.B. 54.)

         9. The basis of each account holder's interest in the Liquidation Account received in the Stock Conversion and to be established by the Converted Savings Bank pursuant to the Stock Conversion will be equal to the value, if any, of that interest.

         10. No gain or loss will be recognized upon the exercise of a subscription right in the Stock Conversion. (Rev. Rul. 56-572, 1956-2 C.B. 182).

         11. The basis of the Common Stock acquired in the Stock Conversion will be equal to the purchase price of such stock, increased, in the case of such stock acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised (Section 1012 of the Code).

         12. The holding period of the Common Stock acquired in the Stock Conversion pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Section 1223(6) of the Code). The
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Boards of Directors                                             BREYER & AGUGGIA
Security Bancorp, Inc.
Security Federal Savings
 Bank of McMinnville, TN
April 2, 1997
Page 8


             holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1 C.B. 190).


         13. The Bank Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code (see Rev. Rul. 80-105,
                                                          ---
             1980-1 C.B. 78).

         14. The assets of the Converted Savings Bank will have the same basis in the hands of the Converted Bank as in the hands of the Converted Savings Bank immediately prior to the Bank Conversion (Section 362(b) of the Code).

         15. The holding period of the assets of the Converted Savings Bank to be received by the Converted Bank will include the period during which the assets were held by the Converted Savings Bank prior to the Bank Conversion (Section 1223(2) of the Code).

                               SCOPE OF OPINION
                               ----------------

         Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

                                   CONSENTS
                                   --------

         We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Holding Company with the OTS in connection with the Conversion and the reference to our firm in the Application H-(e)1-S under Item 110.55 therein.

         We also hereby consent to the filing of this opinion with the SEC and the OTS as exhibits to the Registration Statement and the Bank's Application for Conversion on Form AC ("Form
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Boards of Directors
Security Bancorp, Inc.
Security Federal Savings
 Bank of McMinnville, TN
April 2, 1997
Page 9


AC"), respectively, and the reference on our firm in the Prospectus, which is a part of both the Registration Statement and the Form AC, under the headings "THE CONVERSION -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Savings Bank -- Tax Effects" and "LEGAL OPINIONS."

                                         Very truly yours,

                                         /s/ Breyer & Aguggia

                                         BREYER & AGUGGIA